Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Resignation of Brad Casper

Katy, Texas, August 7, 2020 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”) today announced that Brad Casper has resigned from his position as the Company’s President to pursue other opportunities effective August 31, 2020.

“Brad joined us nine years ago and has been an integral part of growing U.S. Silica into the diversified industrial minerals company that we are today. We appreciate Brad’s numerous contributions to our success and wish him the best in his future endeavors,” said Bryan Shinn, chief executive officer.

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and last-mile logistics provider and is a member of the Russell 2000 Index. The Company is a leading producer of commercial silica used in a wide range of industrial applications and in the oil and gas industry. Over its 120-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 400 diversified product types to customers across its multiple end markets. U.S. Silica’s wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates 23 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada, and Chicago, Illinois.

U.S. Silica Holdings, Inc.

Investor Contact

Arjun Sreekumar

Manager, Treasury and Investor Relations

281-394-9584

sreekumar@ussilica.com